UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2022

BRISTOL-MYERS SQUIBB COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-01136	22-0790350
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

430 E. 29th Street, 14th Floor
New York, NY, 10016
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	BMY	New York Stock Exchange
1.000% Notes due 2025	BMY25	New York Stock Exchange
1.750% Notes due 2035	BMY35	New York Stock Exchange
Celgene Contingent Value Rights	CELG RT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01          Entry into a Material Definitive Agreement.

On February 15, 2022, Bristol-Myers Squibb Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”) pursuant to which the Company agreed to issue and sell to the Underwriters (i) $1,750,000,000 aggregate principal amount of 2.950% Notes due 2032, (ii) $1,250,000,000 aggregate principal amount of 3.550% Notes due 2042, (iii) $2,000,000,000 aggregate principal amount of 3.700% Notes due 2052 and (iv) $1,000,000,000 aggregate principal amount of 3.900% Notes due 2062 (collectively, the “Notes”) in a registered offering (the “Offering”) pursuant to, and in accordance with the terms and subject to the conditions set forth in, a Prospectus Supplement, dated February 15, 2022 and filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2022 (the “Prospectus Supplement”), and the Prospectus dated December 13, 2021, filed as part of the shelf registration statement (File No. 333-261623) that became effective under the Securities Act of 1933, as amended, when filed with the SEC on December 13, 2021. The Offering is expected to close on March 2, 2022, subject to customary closing conditions. The Company intends to use the net proceeds of the Offering (i) to fund the Tender Offer (as defined below) for a maximum combined aggregate purchase price (exclusive of accrued and unpaid interest) of up to $4.0 billion, (ii) to pay fees and expenses in connection therewith and the Offering, (iii) to fund the repayment of outstanding debt upon maturity or earlier redemption and (iv) to the extent of any remaining proceeds, for general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing, indemnification rights and termination provisions. Certain of the financial institutions party to the Underwriting Agreement, either directly or through affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for the Company, including in connection with their roles as Dealer Managers in the Company’s previously announced tender offer (the “Tender Offer”) for certain series of its outstanding notes for which they will receive customary fees and commissions. Additionally, one or more of the Underwriters or their affiliates may hold and tender such notes subject to the Tender Offer. As a result, one or more of the Underwriters or their affiliates may receive a portion of the net proceeds from the Offering.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01.         Other Events.

On February 15, 2022, the Company issued a press release announcing the pricing of the Notes. A copy of the related press release issued by the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein in its entirety.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits

The following exhibits are included as part of this Current Report on Form 8-K:

Exhibit No.	Description
1.1	Underwriting Agreement, dated February 15, 2022, among Bristol-Myers Squibb Company and the underwriters named therein.
99.1	Press release of Bristol-Myers Squibb Company, dated February 15, 2022.
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: February 22, 2022	By:	/s/ Kimberly M. Jablonski
	Name:	Kimberly M. Jablonski
	Title:	Corporate Secretary